EXHIBIT 99.1

CNB Holdings, Inc. Announces First Quarter Results

ALPHARETTA, Ga., April 24 — CNB Holdings, Inc. (OTC Bulletin Board: CHGD), the parent company of Chattahoochee National Bank, today announced results for the first quarter of 2003. For the quarter ended March 31, 2003, the Company reported net income of $127,826, or $0.12 per share, compared to net income of $56,347, or $0.05 per share, for the quarter ended March 31, 2002. Earnings benefited from higher net interest income and other income, which more than offset a higher provision for loan losses and an increase in other expense. Net interest income increased 21% to $869,496 in the first quarter of 2003 from $716,882 in the first quarter of 2002, while the provision for loan losses increased to $79,900 in the first quarter of 2003, versus $47,000 in the first quarter of 2002. Other income increased 47% to $333,356 in 2003’s first quarter, versus $226,807 in the year-ago quarter, with much of that growth coming from increased gains on the sale of loans and higher other operating income. Other expense increased 16% to $973,422 in the first quarter of 2003, versus $840,342 in the first quarter of 2002.

Growth was achieved in several key balance sheet areas, and the level of nonperforming assets markedly improved. Deposits increased 6% to $87.7 million at March 31, 2003, up from $82.6 million at March 31, 2002, while gross loans increased 32% to $85.3 million from $64.6 million at the same respective dates. Total assets increased to $117.8 million at March 31, 2003, up 12% from $105.2 million at the year-ago date. Nonperforming assets were approximately $758,000 as of March 31, 2003, versus $1,085,000 at March 31, 2002. The allowance for loan losses was $0.9 million, or 1.07% of gross loans. Shareholders’ equity was $9.2 million as of March 31, 2003, or $8.49 per share.

CNB Holdings, Inc., whose bank subsidiary is Chattahoochee National Bank, is headquartered in Alpharetta, Georgia and had approximately $118 million in assets as of March 31, 2003. Chattahoochee National Bank operates two branches in Alpharetta, Georgia, which is located in North Fulton County. The Bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans, equipment leasing, cash management, and other services. CNB Holdings, Inc.’s common stock trades on the OTC bulletin board under the symbol “CHGD.”

CNB Holdings, Inc

Summary of Consolidated Operations

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Interest Income	$1,659,905	$1,620,566
Interest Expense	790,409	903,684
Net Interest Income	869,496	716,882
Provision For Loan Losses	79,900	47,000

Net Interest Income After Provision For Loan Losses	789,596	669,882

Other Income	333,356	226,807
Other Expense	973,442	840,342

Net Income/(Loss) Before Taxes	149,530	56,347

Provision for Income Taxes	21,704	0

Net Income/(Loss)	$127,826	56,347

Basis And Diluted Earnings/(Loss) Per Share	$0.12	$0.05

Tangible Book Value Per Share	$8.49	$8.24

Weighted Average Common Shares Outstanding	1,076,374	1,059,259

	As of March 31,
	2003	2002
Assets	$117,787,564	$105,205,365
Investment Securities	23,948,504	28,595,308
Gross Loans and Leases	85,281,241	64,557,321
Allowance For Loan Losses	914,181	775,918
Net Loans and Leases	84,367,060	63,781,403
Deposits	87,650,010	82,563,814
Shareholders’ Equity	9,177,083	8,725,206